Exhibit 99.1

For Immediate Release: April 25, 2013

Bridge Capital Holdings Reports Financial Results

For the First Quarter Ended

March 31, 2013

Conference Call and Webcast Scheduled for Thursday, April 25, 2013 at

5:00 p.m. Eastern Time

San Jose, CA – April 25, 2013 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the first quarter ended March 31, 2013.

The Company reported net income of $3.4 million for the three months ended March 31, 2013, which remained consistent with the quarter ended December 31, 2012, and represents an increase of $715,000, or 26%, compared to net income of $2.7 million for the same period one year ago.

For the quarter ended March 31, 2013, the Company reported earnings per diluted share of $0.23, which remained consistent with the quarter ended December 31, 2012. This also compares with earnings per diluted share of $0.18 for the quarter ended March 31, 2012.

For the quarter ended March 31, 2013, the Company’s return on average assets and return on average equity were 1.06% and 9.29%, respectively, and compared to 1.06% and 9.41%, respectively, for the quarter ended December 31, 2012 and 0.94% and 8.21%, respectively, for the same period in 2012.

“We executed well in the first quarter on our business banking strategy and generated a 28% year-over-year increase in earnings per share,” said Daniel P. Myers, president and chief executive officer of Bridge Bank, N.A. and Bridge Capital Holdings.  “Our first quarter results were driven by strong new client acquisition, loan growth, stable credit quality, and a relatively stable net interest margin.  The investments we have made to both increase our penetration of our core Silicon Valley market and expand our presence in other business technology hubs around the United States are producing good results.  During the first quarter, our total loans increased at an annualized rate of 20%, with all of our offices making solid contributions and new banking relationships being established with companies across a broad variety of business sectors.  Our compelling value proposition and growing brand allow us to continue to generate measured growth, manage risk, and build franchise value.”

First Quarter Highlights

First quarter 2013 results, compared to fourth quarter 2012 (unless otherwise noted), reflected strong performance across all areas of the Company’s business and included the following:

•	Total assets grew to $1.35 billion at March 31, 2013, with loans continuing to comprise 71% of the average earning asset mix, consistent with the prior quarter. Total deposits of $1.17 billion at March 31, 2013 represented the highest level of deposit balances since the inception of the Company, and compared to $1.16 billion at December 31, 2012.

•	Loan growth continued to be strong, particularly in the commercial lending portfolio. Average gross loans reached $894.6 million for the quarter ended March 31, 2013, representing an increase of $17.8 million, or 2%, compared to average gross loans of $876.8 million for the quarter ended December 31, 2012. Period-end loan balances increased $45.6 million, or 5%, to $954.2 million, compared to $908.6 million at December 31, 2012.

•	Net interest margin declined slightly to 5.05% for the quarter ended March 31, 2013 compared to 5.10% for the fourth quarter of 2012.

•	Credit quality overall remained solid with the allowance for credit losses representing 2.15% of total gross loans and 214.26% of nonperforming loans at March 31, 2013, compared to 2.20% of total gross loans and 200.14% of nonperforming loans at December 31, 2012. The provision for credit losses of $750,000 for the first quarter of 2013 primarily related to growth in the loan portfolio. Net charge-offs were $160,000 for the quarter ended March 31, 2013, and compared to $1.3 million for the quarter ended December 31, 2012.

•	Nonperforming assets decreased by $492,000 to $9.6 million, or 0.71% of total assets at March 31, 2013, compared to $10.1 million, or 0.75% of total assets at December 31, 2012.

•	Capital ratios remained strong and continued to support the Company’s growth. Total Risk-Based Capital Ratio was 15.19%, Tier I Capital Ratio was 13.94%, and Tier I Leverage Ratio was 12.81% at March 31, 2013.

Net Interest Income and Margin

Net interest income of $15.5 million for the quarter ended March 31, 2013 represented a decrease of $264,000, or 2%, compared to $15.8 million for the quarter ended December 31, 2012 and an increase of $698,000, or 5%, compared to $14.8 million for the quarter ended March 31, 2012. The increase in net interest income from the same period in 2012 was primarily attributable to an increase in average earning assets as a result of loan growth. Average earning assets of $1.25 billion for the quarter ended March 31, 2013 increased $16.7 million, or 1%, compared to $1.23 billion for the quarter ended December 31, 2012 and increased $150.5 million, or 14%, compared to $1.10 billion for the same quarter in 2012.

The Company’s net interest margin for the quarter ended March 31, 2013 was 5.05%, compared to 5.10% for the quarter ended December 31, 2012, and 5.43% for the same period one year earlier. The decrease in net interest margin compared to the fourth quarter of 2012 and the same period one year ago was primarily due to a lower level of loan fees. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 79.5% during the three months ended March 31, 2013, which represented an increase compared to an average of 78.9% for the quarter ended December 31, 2012 and an average of 79.4% for the same period of 2012. The negative impact on the net interest margin from decreased loan fees for the three months ended March 31, 2013 compared to the prior quarter and the same period one year ago was 19 basis points and 20 basis points, respectively.

Non-Interest Income

The Company’s non-interest income for the quarters ended March 31, 2013, December 31, 2012, and March 31, 2012 was $2.9 million, $3.7 million, and $2.5 million, respectively.

During the first quarter of 2013, the Company recognized a gain from the sale of SBA loans of $400,000 compared to $989,000 for fourth quarter of 2012 and $276,000 for the first quarter of 2012. The successful resolution of one “other real estate owned” property contributed $370,000 to non-interest income for the first quarter of 2013. During the fourth quarter of 2012, the Company recognized $416,000 as a result of real estate related gains. There were no gains recognized in the first quarter of 2012. The Company received warrant related income of $13,000 for the first quarter of 2013 compared to $149,000 for the fourth quarter of 2012 and $23,000 for the first quarter of 2012.

Net interest income and non-interest income comprised total revenue of $18.5 million for the three months ended March 31, 2013, compared to $19.5 million for the three months ended December 31, 2012 and $17.4 million for the same period one year earlier.

Non-Interest Expense

Non-interest expense was $11.9 million for the quarter ended March 31, 2013, compared to $12.2 million and $11.1 million for the quarters ended December 31, 2012 and March 31, 2012, respectively. Overall, trends in non-interest expenses continue to reflect a lower level of expenses related to problem asset valuation and resolution, and higher expenses related to supporting growth and investments in new initiatives.

Salary and benefits expense for the quarter ended March 31, 2013 was $7.6 million, compared to $8.3 million and $7.0 million for the quarters ended December 31, 2012 and March 31, 2012, respectively. The decrease in salary and benefits expense from the fourth quarter of 2012 was primarily due to the additional incentive compensation accruals that were recognized during that quarter related to 2012 performance. The increase in salary and benefits expense compared to the same period in the prior year primarily related to an increase in headcount to support growth and new initiatives and increased stock-based compensation due to long-term retention awards granted during the third quarter of 2012. As of March 31, 2013, the Company employed 218 full-time equivalents (FTE) compared to 207 FTE at December 31, 2012 and 200 FTE at March 31, 2012.

“Other real estate owned” and loan-related charges were $208,000 for the quarter ended March 31, 2013, compared to $334,000 and $191,000 for the quarters ended December 31, 2012 and March 31, 2012, respectively. The decrease in “other real estate owned” and loan related charges from prior year was primarily attributed to a decline in nonperforming assets.

Regulatory assessments related to participation in the Transaction Guarantee Program as well as FDIC insurance pertaining to deposit balances, totaled $226,000 for the quarter ended March 31, 2013, compared to $224,000 for the quarter ended December 31, 2012 and $248,000 for the same period one year ago.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 64.23%, 62.55%, and 63.70% for the quarters ended March 31, 2013, December 31, 2012, and March 31, 2012, respectively.

Balance Sheet

Bridge Capital Holdings reported total assets at March 31, 2013 of $1.35 billion, compared to $1.34 billion at December 31, 2012 and $1.16 billion on the same date one year ago. The increase in total assets of $186.3 million, or 16%, from March 31, 2012 was driven by an increase in deposit production which was primarily used to fund loan growth and increase the investment portfolio.

The Company reported total gross loans outstanding at March 31, 2013 of $954.2 million, which represented an increase of $45.6 million, or 5%, over $908.6 million at December 31, 2012 and an increase of $137.2 million, or 17%, over $817.0 million at March 31, 2012. The increase in total gross loans from December 31, 2012 and March 31, 2012 was broad-based throughout the portfolio, with the most significant growth reflected in the commercial lending, factoring, and asset-based lending portfolios.

The Company’s total deposits were $1.17 billion as of March 31, 2013, which represented an increase of $3.7 million, or 0.3%, compared to $1.16 billion at December 31, 2012 and an increase of $169.7 million, or 17%, compared to $996.6 million at March 31, 2012. The increase in deposits from December 31, 2012 was primarily attributable to continued growth in money market and savings accounts. The increase in deposits from March 31, 2012 was primarily attributable to continued growth in money market and savings, and noninterest-bearing demand deposit accounts. Total deposit balances at March 31, 2013 reflect the typical seasonal outflow of demand deposits in the first quarter due to tax payments and bonus payments among the Bank’s professional services clients.

Demand deposits represented 62.4% of total deposits at March 31, 2013, compared to 63.1% at December 31, 2012 and 64.7% for the same period one year ago. Core deposits represented 95.8% of total deposits at March 31, 2013, compared to 95.9% at December 31, 2012 and 96.8% at March 31, 2012.

Credit Quality

Nonperforming assets decreased to $9.6 million, or 0.71% of total assets, as of March 31, 2013, compared to $10.1 million, or 0.75% of total assets, as of December 31, 2012 and $13.0 million, or 1.12% of total assets, at March 31, 2012. The nonperforming assets at March 31, 2013 consisted of loans on nonaccrual or 90 days or more past due totaling $9.6 million, and OREO valued at $31,000.

Nonperforming loans at March 31, 2013 were comprised of loans with legal contractual balances totaling approximately $15.5 million reduced by $1.6 million received in non-accrual interest and impairment charges of $4.3 million which have been charged against the allowance for credit losses.

Nonperforming loans were $9.6 million, or 1.00% of total gross loans, as of March 31, 2013, compared to $10.0 million, or 1.10% of total gross loans, as of December 31, 2012, and $8.9 million, or 1.09% of total gross loans, at March 31, 2012.

The carrying value of OREO was $31,000 as of March 31, 2013 compared to $144,000 at December 31, 2012 and $4.1 million as of March 31, 2012.

The Company charged-off $350,000 in loan balances during the three months ended March 31, 2013, compared to $1.6 million charged-off during the three months ended December 31, 2012 and $1.0 million charged-off during the three months ended March 31, 2012.

During the three months ended March 31, 2013, the Company recognized $195,000 in loan recoveries compared to $222,000 and $24,000, respectively, in loan recoveries for the three months ended December 31, 2012 and March 31, 2012.

The allowance for loan losses was $20.5 million, or 2.15% of total loans, at March 31, 2013, compared to $19.9 million, or 2.20% of total loans, at December 31, 2012 and $19.3 million, or 2.36% of total loans, at March 31, 2012. The provision for credit losses for the first quarter of 2013 was $750,000 compared to $1.5 million for the fourth quarter of 2012 and $1.8 million for the same period one year ago.

Capital Adequacy

The Company’s capital ratios at March 31, 2013 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 15.19%, a Tier I Risk-Based Capital Ratio of 13.94%, and a Tier I Leverage Ratio of 12.81%. Additionally, the Company’s tangible common equity ratio at March 31, 2013 was 11.24% and book value per common share was $9.61, representing an increase of $0.29, or 3.1%, from $9.32 at December 31, 2012 and an increase of $0.89, or 10.2%, from $8.72 at March 31, 2012.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800.762.8908 from the United States, or 480.629.9677 from outside the United States and referencing conference ID 4615486. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.bridgebank.com.

A telephone replay will be available through May 2, 2013, by dialing 800.406.7325 from the United States, or 303.590.3030 from outside the United States, and entering conference ID 4615486.  A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

- Financial Tables Follow -

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended
	03/31/13	12/31/12	03/31/12

INTEREST INCOME
Loans	$14,471	$14,722	$13,569
Federal funds sold	43	66	47
Investment securities	1,634	1,614	1,709
Total interest income	16,148	16,402	15,325

INTEREST EXPENSE
Deposits	338	324	233
Other	266	270	246
Total interest expense	604	594	479

Net interest income	15,544	15,808	14,846
Provision for credit losses	750	1,500	1,750
Net interest income after provision
for credit losses	14,794	14,308	13,096

NON-INTEREST INCOME
Service charges on deposit accounts	873	826	805
International Fee Income	635	643	717
Other non-interest income	1,410	2,216	1,020
Total non-interest income	2,918	3,685	2,542

OPERATING EXPENSES
Salaries and benefits	7,561	8,299	7,039
Premises and fixed assets	982	1,028	936
Other	3,317	2,866	3,102
Total operating expenses	11,860	12,193	11,077

Income before income taxes	5,852	5,800	4,561
Income tax expense	2,431	2,376	1,854

NET INCOME	$3,421	$3,424	$2,707

EARNINGS PER SHARE
Basic earnings per share	$0.24	$0.24	$0.19
Diluted earnings per share	$0.23	$0.23	$0.18
Average common shares outstanding	14,411,008	14,403,867	14,363,541
Average common and equivalent
shares outstanding	15,068,931	15,002,775	14,798,723

PERFORMANCE MEASURES
Return on average assets	1.06%	1.06%	0.94%
Return on average equity	9.29%	9.41%	8.21%
Efficiency ratio	64.24%	62.55%	63.70%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	03/31/13	12/31/12	09/30/12	06/30/12	03/31/12

ASSETS
Cash and due from banks	$23,023	$17,251	$27,509	$16,877	$21,663
Federal funds sold	42,030	113,790	82,245	39,420	48,700
Interest-bearing deposits	326	335	335	335	335
Investment securities	289,054	267,204	227,336	224,967	238,556
Loans:
Commercial	471,200	436,293	404,657	382,471	362,556
SBA	91,893	87,375	91,805	83,718	82,459
Real estate construction	37,975	35,502	39,011	46,341	51,986
Land and land development	10,353	8,973	5,321	5,327	6,109
Real estate other	136,244	139,930	153,003	153,919	154,697
Factoring and asset-based lending	200,831	195,343	182,213	173,996	154,895
Other	5,667	5,163	4,949	4,614	4,284
Loans, gross	954,163	908,579	880,959	850,386	816,986
Unearned fee income	(3,701)	(3,056)	(3,136)	(2,605)	(2,622)
Allowance for credit losses	(20,543)	(19,948)	(19,791)	(19,541)	(19,304)
Loans, net	929,919	885,575	858,032	828,240	795,060
Premises and equipment, net	1,987	2,042	2,057	2,205	2,302
Accrued interest receivable	4,192	3,469	3,439	3,452	3,534
Other assets	56,610	53,919	46,601	49,713	50,672
Total assets	$1,347,141	$1,343,585	$1,247,554	$1,165,209	$1,160,822

LIABILITIES
Deposits:
Demand noninterest-bearing	$719,206	$723,517	$708,513	$645,884	$640,235
Demand interest-bearing	8,671	10,582	5,089	5,264	4,232
Money market and savings	389,153	380,949	311,671	294,389	320,489
Time	49,250	47,500	45,934	40,017	31,647
Total deposits	1,166,280	1,162,548	1,071,207	985,554	996,603

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	-	-	10,000	-
Accrued interest payable	10	11	10	11	10
Other liabilities	11,924	16,752	16,759	15,007	13,560
Total liabilities	1,195,741	1,196,838	1,105,503	1,028,099	1,027,700

SHAREHOLDERS' EQUITY
Common stock	109,928	108,963	108,117	107,661	107,184
Retained earnings	40,656	37,235	33,811	29,447	26,138
Accumulated other comprehensive income (loss)	816	549	123	2	(200)
Total shareholders' equity	151,400	146,747	142,051	137,110	133,122
Total liabilities and shareholders' equity	$1,347,141	$1,343,585	$1,247,554	$1,165,209	$1,160,822

CAPITAL ADEQUACY
Tier I leverage ratio	12.81%	12.50%	13.01%	13.16%	12.86%
Tier I risk-based capital ratio	13.94%	13.98%	14.44%	14.54%	14.38%
Total risk-based capital ratio	15.19%	15.23%	15.70%	15.80%	15.63%
Total equity/ total assets	11.24%	10.92%	11.39%	11.77%	11.47%
Book value per common share	$9.61	$9.32	$9.02	$8.99	$8.72

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended March 31,
	2013			2012

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$894,570	6.56%	$14,471	$777,943	7.02%	$13,569
Federal funds sold	73,817	0.24%	43	81,274	0.23%	47
Investment securities	280,447	2.36%	1,634	239,123	2.87%	1,709
Other	329	0.00%	-	333	0.00%	-
Total interest earning assets	1,249,163	5.24%	16,148	1,098,673	5.61%	15,325

Noninterest-earning assets:
Cash and due from banks	25,499			22,282
All other assets (3)	36,509			34,439
TOTAL	$1,311,171			$1,155,394

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$9,502	0.04%	$1	$4,816	0.08%	$1
Money market and savings	360,675	0.31%	273	309,436	0.26%	201
Time	47,612	0.55%	64	33,143	0.38%	31
Other	20,416	5.28%	266	28,296	3.50%	246
Total interest-bearing liabilities	438,205	0.56%	604	375,691	0.51%	479

Noninterest-bearing liabilities:
Demand deposits	707,520			632,040
Accrued expenses and
other liabilities	16,058			15,027
Shareholders' equity	149,388			132,636
TOTAL	$1,311,171			$1,155,394

Net interest income and margin		5.05%	$15,544		5.43%	$14,846

(1) Loan fee amortization of $2.1 million and $2.4 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2) Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3) Net of average allowance for credit losses of $19.9 million and $18.5 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	03/31/13	12/31/12	09/30/12	06/30/12	03/31/12

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$19,948	$19,791	$19,541	$19,304	$18,540
Provision for credit losses, quarterly	750	1,500	200	500	1,750
Charge-offs, quarterly	(350)	(1,565)	(17)	(553)	(1,010)
Recoveries, quarterly	195	222	67	290	24
Balance, end of period	$20,543	$19,948	$19,791	$19,541	$19,304

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$9,588	$9,967	$8,807	$9,211	$8,891
Loans with principal or interest contractually past
due 90 days or more and still accruing interest	-	-	2	-	-
Nonperforming loans	9,588	9,967	8,809	9,211	8,891
Other real estate owned	31	144	144	3,125	4,150
Nonperforming assets	$9,619	$10,111	$8,953	$12,336	$13,041

Loans restructured and in compliance with
modified terms	8,798	9,402	10,629	11,272	9,927
Nonperforming assets and restructured loans	$18,417	$19,513	$19,582	$23,608	$22,968

Nonperforming Loans by Asset Type:
Commercial	$449	$676	$816	$1,041	$257
SBA	1,924	2,047	2,099	2,162	1,011
Construction	-	-	-	-	-
Land	9	11	13	31	498
Other real estate	5,688	5,783	5,879	5,977	6,067
Factoring and asset-based lending	1,518	1,450	-	-	1,058
Other	-	-	2	-	-
Nonperforming loans	$9,588	$9,967	$8,809	$9,211	$8,891

ASSET QUALITY
Allowance for credit losses / gross loans	2.15%	2.20%	2.25%	2.30%	2.36%
Allowance for credit losses / nonperforming loans	214.26%	200.14%	224.67%	212.15%	217.12%
Nonperforming assets / total assets	0.71%	0.75%	0.72%	1.06%	1.12%
Nonperforming loans / gross loans	1.00%	1.10%	1.00%	1.08%	1.09%
Net quarterly charge-offs / gross loans	0.02%	0.15%	-0.01%	0.03%	0.12%